Campbell’s Completes Sale of noosa Business to Lakeview Farms

CAMDEN, N.J. – Feb. 24, 2025 – The Campbell’s Company (NASDAQ:CPB) (Campbell’s) today announced it has completed the sale of the noosa yoghurt business to Lakeview Farms, LLC, a manufacturer of fresh dips, desserts and specialty products. Terms of the transaction were not disclosed. Lakeview Farms and noosa will combine and now be known as Novus Foods.

As stated when the sale agreement was announced in Nov. 2024, Campbell’s expects the divestiture to be dilutive to earnings per share by approximately $0.01 in fiscal 2025.

Campbell’s purchased the noosa yoghurt business as part of the Sovos Brands, Inc. acquisition in March 2024.

About The Campbell’s Company
For 155 years, The Campbell’s Company (NASDAQ:CPB) has been connecting people through food they love. Headquartered in Camden, N.J. since 1869, generations of consumers have trusted us to provide delicious and affordable food and beverages. Today, the company is a North American focused brand powerhouse, generating fiscal 2024 net sales of $9.6 billion across two divisions: Meals & Beverages and Snacks. Our portfolio of 16 leadership brands includes: Campbell’s, Cape Cod, Chunky, Goldfish, Kettle Brand, Lance, Late July, Pace, Pacific Foods, Pepperidge Farm, Prego, Rao’s, Snack Factory, Snyder’s of Hanover, Swanson and V8. For more information, visit www.thecampbellscompany.com.

Forward Looking Statements
This press release includes certain forward-looking statements within the meaning of U.S. federal securities laws. These forward-looking statements are based on management's current expectations and assumptions. The forward-looking statements, including statements concerning our current expectations about the transaction, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. We do not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Campbell’s Contacts
Investors:
Rebecca Gardy
(856) 342-6081
Rebecca_Gardy@campbells.com

Media:
James Regan
(856) 219-6409
James_Regan@campbells.com